Arctic Wolf and BlackBerry Announce Closing of Acquisition for Cylance

WATERLOO, ONTARIO and EDEN PRAIRIE, MINNESOTA – February 3, 2025 – Arctic Wolf® and BlackBerry Limited (NYSE: BB; TSX:BB), two global leaders in security software and services, today announced the successful closing of the acquisition of BlackBerry’s Cylance® endpoint security assets by Arctic Wolf. The two companies entered into a definitive agreement on December 15, 2024.

“We are pleased to have successfully closed this pivotal transaction for BlackBerry and look forward to continuing our relationship with Arctic Wolf as a customer, as a reseller of the portfolio to our large government customers, and as a shareholder of this dynamic, growing company,” said John Giamatteo, chief executive officer of BlackBerry.

"Today, the launch of Aurora Endpoint Security represents a transformative step in how organizations adopt endpoint protection," said Nick Schneider, president and chief executive officer of Arctic Wolf. "By integrating Cylance’s advanced AI-driven capabilities into the Aurora Platform, and combined with the expertise of one of the world’s largest commercial security operations centers (SOCs), Arctic Wolf’s Aurora Endpoint Security offerings help organizations reduce risk exposure with better prevention and threat detection, eliminate alert fatigue and false positives, and build stronger, more resilient defenses.”

Aurora Endpoint Security is Arctic Wolf’s portfolio of advanced endpoint protection solutions, designed to extend AI-driven prevention and detection capabilities directly to the endpoint. Seamlessly integrated into the Arctic Wolf Aurora Platform, Aurora Endpoint Security leverages insights from over 10,000 customers and more than 7 trillion security observations weekly to address advanced and emerging threats. Aurora Endpoint Security includes four solutions tailored to meet diverse customer needs: Aurora Protect, Aurora Endpoint Defense, Aurora Managed Endpoint Defense On-Demand, and Aurora Managed Endpoint Defense.

Learn more about Aurora Endpoint Security in a blog post from Arctic Wolf’s President and CEO, Nick Schneider.

Discover more about BlackBerry in a blog post from BlackBerry’s CEO, John Giamatteo.

About BlackBerry
BlackBerry (NYSE: BB; TSX: BB) provides enterprises and governments the intelligent software and services that power the world around us. Based in Waterloo, Ontario, the company’s high-performance foundational software enables major automakers and industrial giants alike to unlock transformative applications, drive new revenue streams and launch innovative business models, all without sacrificing safety, security, and reliability. With a deep heritage in Secure Communications, BlackBerry delivers operational resiliency with a comprehensive, highly secure, and extensively certified portfolio for mobile fortification, mission-critical communications, and critical events management.
For more information, visit BlackBerry.com and follow @BlackBerry.

Trademarks, including but not limited to BLACKBERRY and EMBLEM Design, are the trademarks or registered trademarks of BlackBerry Limited, and the exclusive rights to such trademarks are expressly reserved. All other trademarks are the property of their respective owners. BlackBerry is not responsible for any third-party products or services.
About Arctic Wolf:
Arctic Wolf® is a global leader in security operations, enabling customers to manage their cyber risk in the face of modern cyber-attacks via a premier cloud-native security operations platform. The Arctic Wolf Aurora Platform ingests and analyzes more than 7 trillion security events a week to help enable cyber defense at an unprecedented capacity and scale, empowering customers of virtually any size across a wide range of industries to feel confident in their security posture, readiness, and long-term resilience. By delivering automated threat protection, response, and remediation capabilities, Arctic Wolf delivers world-class security operations with the push of a button so customers can defend their greatest assets at the speed of data. For more information about Arctic Wolf, visit arcticwolf.com or follow us at @AWNetworks, on LinkedIn or Facebook.
© 2025 Arctic Wolf Networks, Inc., All Rights Reserved. Arctic Wolf, Aurora, Alpha AI, Arctic Wolf Security Operations Cloud, Arctic Wolf Managed Detection and Response, Arctic Wolf Managed Risk, Arctic Wolf Managed Security Awareness, Arctic Wolf Incident Response, and Arctic Wolf Concierge Security Team are either trademarks or registered trademarks of Arctic Wolf Networks, Inc. or Arctic Wolf Networks Canada, Inc. and any subsidiaries in Canada, the United States, and/or other countries.

BlackBerry Investor Contact:
BlackBerry Investor Relations
+1 (519) 888-7465
investorrelations@blackberry.com
BlackBerry Media Contacts:
BlackBerry Media Relations
+1 (519) 597-7273
mediarelations@BlackBerry.com
Arctic Wolf Press Contact:
Ilina Cashiola
ilina.cashiola@arcticwolf.com
202-340-0517